THIRD AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF PENDLETON METHODIST HOSPITAL, L.L.C.

THIS THIRD AMENDMENT (the "Amendment") to that certain Limited Liability Company Agreement dated December 31, 2003 (the "Agreement") for Pendleton Methodist Hospital, L.L.C., a Delaware limited liability company (the "Company"), is made and entered into effective as of the 31st day of March, 2005, by and between UHS of River Parishes, Inc. ("UHS of River Parishes"), and Methodist Health System Foundation, Inc. ("MHSFI").

RECITALS

WHEREAS, UHS of River Parishes and MHSFI, by virtue of assignment by Pendleton Memorial Methodist Hospital, are parties to the Agreement; and

WHEREAS, this Agreement has been previously amended to reflect the acquisition of Lakeland Medical Center by UHS-Lakeland, L.L.C., a Delaware limited liability company, whose sole member is the Company; and

WHEREAS, this Agreement has also been previously amended to reflect the acquisition Methodist Ambulatory Surgery Center from Methodist Ambulatory Surgery Center Partnership, a Louisiana partnership; and

WHEREAS, UHS of River Parishes, Inc. hereby warrants and represents that Surgery Center Property, L.L.C. purchased the land and building known as the Lake Forest Surgery Center, located at 10545 Lake Forest Boulevard, New Orleans, Louisiana 70127, from Lake Forest Management, L.L.C. for a contract sales price of $3,000,000, and made a net cash payment of $3,013,689.76 therefor at the closing; and

WHEREAS, UHS of River Parishes, Inc. hereby warrants and represents that Surgery Center of New Orleans East, L.L.C. purchased the accounts receivable, inventory, furniture, fixtures, equipment, and intangibles for the Lake Forest Surgery Center from Lake Forest Management, L.L.C., for a cash purchase price of $990,000, which it paid in cash in full at the closing; and

WHEREAS, UHS of River Parishes, Inc. hereby warrants and represents that it purchased for and paid in full (a) $3,013,690 to ASC Property Management, Inc. for a 100% limited liability interest in Surgery Center Property, L.L.C.; and (b) $990,000 to ASC of Louisiana, Inc. for a 100% limited liability company interest in Surgery Center of New Orleans East, L.L.C., the payments for these two entities thus totalling $4,003,690 ("Total Purchase Price"); and

WHEREAS, the parties hereto desire to amend the Agreement to reflect these purchases of or related to the Lake Forest Surgery Center; and.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. As permitted by Section 3.4, Capital Contributions and Capital Loans, and subject to the approval requirements of item (o) of Section 7.5, Reserve Powers, of the Agreement, UHS of River Parishes agrees to make an Additional Cash Contribution of 90% of the Total Purchase Price equating to $3,603,321, and MHSFI agrees to make an Additional Cash Contribution of 10% of the Total Purchase Price equating to $400,369.

2. Sections 12.5(a)(i), 12.5(b)(i), 12.6(a)(i) and 12.6(b)(i) are hereby amended to delete the reference to $14,361,800 and replace it with $14,762,169.

3. Except as herein and previously amended, the Agreement remains unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first appearing above.

METHODIST HEALTH SYSTEM FOUNDATION, INC.

By: ______________________________
Frederick C. Young, Jr.
President

UHS of RIVER PARISHES, INC.

By: ______________________________
Steve Filton
Vice President

SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF PENDLETON METHODIST HOSPITAL, L.L.C.

THIS SECOND AMENDMENT (the "Amendment") to that certain Limited Liability Company Agreement dated December 31, 2003 (the "Agreement") for Pendleton Methodist Hospital, L.L.C., a Delaware limited liability company (the "Company"), is made and entered into effective as of the 31st day of December, 2004, by and between UHS of River Parishes, Inc. ("UHS of River Parishes") and Methodist Health System Foundation, Inc. ("MHSFI").

RECITALS

WHEREAS, UHS of River Parishes and MHSFI, by virtue of assignment by Pendleton Memorial Methodist Hospital, are parties to the Agreement; and

WHEREAS, this Agreement has been previously amended to reflect the acquisition of Lakeland Medical Center by UHS-Lakeland, L.L.C., a Delaware limited liability company, whose sole member is the Company; and

WHEREAS, UHS of River Parishes and MHSFI desire to amend the Agreement to reflect the acquisition Methodist Ambulatory Surgery Center for a purchase price of $2,618,000 ("Purchase Price") from Methodist Ambulatory Surgery Center Partnership, a Louisiana partnership; and

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. As permitted by Section 3.4, Capital Contributions and Capital Loans, and subject to the approval requirements of item (o) of Section 7.5, Reserve Powers, of the Agreement, UHS of River Parishes agrees to make an Additional Cash Contribution of 90% of the Purchase Price equating to $2,356,200, and MHSFI agrees to make an Additional Cash Contribution of 10% of the Purchase Price equating to $261,800.

2. Sections 12.5(a)(i), 12.5(b)(i), 12.6(a)(i) and 12.6(b)(i) are hereby amended to delete the reference to $14,100,000 and replace it with $14,361,800.

3. Except as herein and previously amended, the Agreement remains unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first appearing above.

METHODIST HEALTH SYSTEM FOUNDATION, INC.

By: ______________________

Frederick C. Young, Jr.
President

UHS OF RIVER PARISHES, INC.

By: ______________________

Steve Filton
Vice President

Second Amendment to LLC Agreement of PMHLLC Final
01/18/05

FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF PENDLETON METHODIST HOSPITAL, L.L.C.

THIS FIRST AMENDMENT (the "Amendment") to that certain Limited Liability Company Agreement dated December 31, 2003 (the "Agreement") for Pendleton Methodist Hospital, L.L.C., a Delaware limited liability company (the "Company"), is made and entered into as of the 26th day of January, 2004, by and between UHS-Pendleton, Inc. ("UHS-Pendleton"), and Methodist Health System Foundation, Inc. ("MHSFI").

RECITALS

WHEREAS, UHS-Pendleton and MHSFI, by virtue of assignment by Pendleton Memorial Methodist Hospital, are parties to the Agreement; and

WHEREAS, UHS-Pendleton and MHSFI desire to amend the Agreement to reflect the acquisition of Lakeland Medical Center by UHS-Lakeland, LLC, a Delaware limited liability company whose sole member is the Company.

NOW, THEREFORE, the parties hereto hereby agree as follows:

AGREEMENT

1. Section 1.19 is hereby amended in its entirety to read as follows:

   "Hospitals" means the acute care hospital facilities commonly known as Pendleton Memorial Methodist Hospital, located at 5620 Read Boulevard, New Orleans, Louisiana 70127 and Lakeland Medical Center, located at 6000 Bullard Avenue, New Orleans, Louisiana 70128.

2. Section 2.3 is hereby amended to change the reference to "Hospital" to "Pendleton Memorial Methodist Hospital."

3. Section 2.4(a) is hereby amended to include a new subsection (f) as follows:

   (f) to be the sole member of UHS-Lakeland, L.L.C. and to operate the acute care hospital in the State of Louisiana known as Lakeland Medical Center.

4. Section 11.3 is hereby amended to change the reference to "Hospital" to "Pendleton Methodist Hospital".

5. The Agreement is hereby amended to replace the term "Hospital" throughout the Agreement with the term "Hospitals" except where "Hospital" is used as the legal name of an entity.

6. Sections 12.5(a)(i), 12.5(b)(i), 12.6(a)(i) and 12.6(b)(i) are hereby amended to delete the reference to $12,000,000 and replace it with $14,100,000.

7. Except as herein amended, the Agreement remains unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first appearing above.

METHODIST HEALTH SYSTEM FOUNDATION, INC.

By: ______________________
Frederick C. Young, Jr.
President

UHS-PENDLETON, INC.

By: ______________________
Steve Filton
Vice President

LIMITED LIABILITY COMPANY AGREEMENT

OF

PENDLETON METHODIST HOSPITAL, L.L.C.

(a Delaware Limited Liability Company)

Dated as of December 31, 2003

LIMITED LIABILITY COMPANY AGREEMENT

OF

PENDLETON METHODIST HOSPITAL, L.L.C.

This LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") of PENDLETON METHODIST HOSPITAL, L.L.C. (the "Company") is made and entered into as of December 31, 2003 (the "Effective Date"), by and among UHS-PENDLETON, INC., a Delaware corporation ("UHS-PENDLETON"), and PENDLETON MEMORIAL METHODIST HOSPITAL, a Louisiana nonprofit corporation ("PMMH"). The parties to this Agreement shall also be referred to individually as a "Member" and collectively as the "Members."

RECITALS

WHEREAS, the Members wish to enter into this Limited Liability Company Agreement to provide for, among other things, the initial capital contributions of the Members, the management of the business and affairs of the Company, the allocation of profits and losses among the Members, the respective rights and obligations of the Members to each other and to the Company, and certain other matters, all as herein set forth; and

WHEREAS, PMMH intends to transfer its Interest in the Company to Health System Network, Inc. ("Health System Network"), a Louisiana for-profit corporation and a wholly-owned subsidiary of Methodist Health System Foundation, Inc. ("MHSFI") immediately after the PMMH Special Distribution (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Members agree as follows:

1. Definitions. When used in this Agreement, the following terms shall have the meanings set forth below:

1.1. "Act" means the Delaware Limited Liability Company Act, as amended and in effect from time to time.

1.2. "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

The foregoing definition of "Adjusted Capital Account Deficit" is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of Treasury Regulations and shall be interpreted consistently therewith.

1.3. "Agreement" means this Limited Company Agreement, as amended from time to time.

1.4. "Ancillary Agreements" means the Bill of Sale and Assignment and Assumption Agreement (as provided for in Section 1.6(a)(10) of the Contribution Agreement).

1.5. "Assignee" means a Person acquiring a Transferred Interest as set forth in Section 12.1.

1.6. "Bankruptcy' means the institution of any proceedings under federal or state laws for relief of debtors, including filing of a voluntary or involuntary petition in bankruptcy or the adjudication of a Person as insolvent or bankrupt, or the assignment of a Person's property for the benefit of creditors, or the appointment of a receiver, trustee or a conservator of any substantial portion of the Persons assets or the seizure by a sheriff, receiver, trustee or conservator of any substantial portion of the Person's assets, and the failure, in the case of any of these events, to obtain the dismissal of the proceeding or removal of the conservator, receiver or trustee within thirty (30) days of the event.

1.7. "Capital Account" means, for any given Member, an account determined and maintained for such Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Subject to and in accordance with said Regulation, each Member's Capital Account balance at any time shall equal such Member's Capital Contribution increased by the Member's allocable share of Company Profits, and decreased by Distributions made to the Member by the Company and the Member's allocable share of Company Losses. Upon the contribution to or Distribution from the Company of property, including money, in connection with the admission to or retirement from the Company of a Member, respectively, the assets of the Company shall be revalued on the books of the Company to reflect the fair market value of such assets at the time of the occurrence of such event, and the Capital Accounts of the Members shall be adjusted in the manner provided in Treasury Regulation Section 1.704-1(b) (2)(iv)(f).

1.8. "Capital Contribution" means, for any Member, the aggregate amount of money plus the fair market value of any property contributed by the Member to the capital of the Company (net of any liability secured by such contributed property that the Company assumes or takes subject to as primary obligor) pursuant to Section 3 hereof.

1.9. "Chief Executive Officer" means an employee of either UHS-Pendleton or an affiliate of UHS-Pendleton whose responsibilities include the management, supervision and administration of the day-to-day operations of the Company.

1.10. "Code" means the Internal Revenue Code of 1986, as amended, or corresponding provisions of any successor statute.

1.11. "Company" means Pendleton Methodist Hospital, L.L.C., the limited liability company organized pursuant to this Agreement.

1.12. "Company Board" means the board of directors of the Company which shall have the powers and authority designated to it under Section 7, subject to exceptions for those Major Decisions requiring a vote of the Company Board under Section 7.5.

1.13. "Company Minimum Gain" has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

1.14. "Contribution Agreement" means that certain contribution agreement dated as of August 27, 2003 by and among the Company, PMMH and UHS-Pendleton.

1.15. "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

1.16. "Distribution" means the aggregate of the money or the fair market value of any property distributed to Members with respect to their Interests in the Company (net of any liability secured by such property that the Member assumes or takes subject to as primary obligor), other than payments to Members for services or as repayment of loans or advances.

1.17. "Fiscal Year" means the period defined in Section 6.1.

1.18. "Gross Asset Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Managing Member, and the Gross Asset Value of any asset distributed to any Member shall be adjusted to equal its gross fair market value as of the date of distribution, as determined by the Managing Member and the distributee Member, provided that the initial Gross Asset Values of the asset contributed to the Company pursuant to Sections 3.1(b) and 3.1(c) shall be as set forth in such Sections.

1.19. "Hospital" means the acute care hospital facility, commonly known as Pendleton Memorial Methodist Hospital, located at 5620 Read Boulevard, New Orleans, Louisiana 70127.

1.20. "Interest" means the entire interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member

may be entitled as provided in this Agreement, subject to the obligations of such Member to comply with all of the terms and conditions of this Agreement.

1.21. "Major Decisions" means any of the actions of the Company requiring approval of a majority of the Managers appointed by UHS-Pendleton and a majority of the Managers appointed by PMMH, as set forth in Section 7.5.

1.22. "Manager" means a Person appointed to serve on the Company Board.

1.23. "Managing Member" means UHS-Pendleton.

1.24. "Nonrecourse Deduction" has the meaning set forth in Section 1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations.

1.25. "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.

1.26. "Member" means UHS-Pendleton, PMMH and any New Member or Substitute Member listed on Schedule A, attached hereto, so long as such Person continues to be a Member hereunder.

1.27. "Member Nonrecourse Debt" has the same meaning as the term "partner nonrecourse debt" set forth in Section 1.704-2(b)(4) of the Treasury Regulations.

1.28. "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.

1.29. "Member Nonrecourse Deductions" has the same meaning as the term "partner nonrecourse deductions" set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.

1.30. "Percentage Interest" means, for purposes of allocating all items of profits and Losses among the Members, a ratio, expressed in percentages, reflecting a Member's Interest in the Company relative to the Interests of other Members. The initial Percentage Interests of the Members are as set forth on Exhibit 1.30 hereto.

1.31. "Person" means any individual, partnership, limited liability company, corporation, association, trust, governmental agency or other legal entity.

1.32. "PMMH Contribution" means PMMH's initial Capital Contribution as set forth in Section 3.1 hereto.

1.33. "PMMH Special Distribution" shall have the meaning set forth in Section 5.3.

1.34. "Profits" and "Losses" means, for each Fiscal Year or other period, the Company's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (including in such taxable income or loss all items of income, gain, loss or deduction required to be stated separately), increased by any income of the Company that is exempt from federal income tax, and decreased by expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv) of the Treasury Regulations. Profits and Losses, depreciation, depletion, amortization, gain, and loss with respect to any property (including intangibles) that under Sections 1.704-1(b)(iv)(d) or (b)(2)(iv)(f) of the Treasury Regulations is properly reflected on the books of the Company at a book value that differs from the adjusted tax basis of such property shall be determined based on the book value of such property, in accordance with the principles of Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations. Any items which are specially allocated pursuant to the provisions of Section 5.6 shall not be taken into account in computing Profits and Losses.

1.35. "Purposes" means the business purposes of the Company as described in Section 2.4.

1.36. "Service Area" of the Company means the area described in Exhibit 1.36, attached hereto.

1.37. "Substitute Member" means an Assignee admitted as a Member as set forth in Section 12.1.

1.38. "UHS-Pendleton Contribution" means the initial Capital Contribution of UHS-Pendleton as set forth in Section 3.1(c).

1.39. "Transfer" means any voluntary or involuntary sale, assignment, transfer, exchange, lease, mortgage, charge, hypothecation, pledge or other conveyance or encumbrance, including any transfer by operation of law or otherwise.

1.40. "Transfer Date" means the Closing Date set forth in the Contribution Agreement.

1.41. "Transferred Interest" means an Interest that is transferred as set forth in Section 12.1.

1.42. "Treasury Regulation" means those regulations promulgated pursuant to the Code.

2. <u>Organization of the Company</u>.

2.1. <u>Formation</u>.

(a) On August 21, 2003, the Company was formed as a limited liability company pursuant to and in accordance with the Act effective upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware. The rights and

liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The Company shall also proceed with such filings as are required to qualify to do business in any state in which the Company Board determines, by unanimous vote, to be appropriate or necessary.

(b) Except as provided herein, the Company shall be managed by the Managing Member, having the powers specified in Section 7.1 hereof and subject to the limitations set forth in this Agreement.

2.2. Name. The name of the Company shall be Pendleton Methodist Hospital, LLC.

2.3. Principal Place of Business. The principal place of business of the Company shall be at the Hospital, which as of the date hereof is located at 5620 Read Boulevard, New Orleans, Louisiana 70127. The Company shall continuously maintain a principal office in the State of Louisiana, which office shall be located at its principal place of business. The Company may also have such other offices or places of business as the Board of Managers may from time to time determine.

2.4. Purposes. The Purposes of the Company shall be (a) to own and operate an acute care hospital in the State of Louisiana known as The Pendleton Memorial Methodist Hospital, (b) to provide or arrange for the provision of health care services or related services, (c) to furnish uncompensated and charity health care, (d) to develop and maintain an integrated delivery system, and (e) to engage in any other business and do any and all other acts and things agreed upon by the Members permitted under the Act and consistent with the foregoing.

2.5. Term. The term of the Company shall commence as of the date the Certificate of Formation was filed and shall have a perpetual existence unless sooner terminated as hereinafter provided.

2.6. Compliance With Securities Laws. Each Member represents and warrants that it has acquired or is acquiring its Interest for its own account, and not with a view toward the resale thereof. Each Member is fully aware and acknowledges that the offer and sale of the Interest which it has acquired or is acquiring has not been registered under the Securities Act of 1933, as amended, nor registered or qualified under the securities laws of any state or the District of Columbia. Each Member acknowledges and agrees that its Interest may not be sold, transferred, pledged, or hypothecated without registration under such acts or an opinion of legal counsel that such transfer may be legally effected without such registration. Additional restrictions on Transfers of Interests are set forth in this Agreement.

2.7. Resident Agent. The name and address of the Company's resident agent for service of process in the state of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801, until changed by the Managing Member.

3. Capitalization of Company.

3.1 Description, Timing and Value of Initial Capital Contributions.

(a) Provided the conditions set forth in Subsection (d) below are satisfied, each Member shall make its initial Capital Contribution to the Company on the Transfer Date.

(b) PMMH shall transfer and assign to the Company, as its initial Capital Contribution, all of its rights, title and interest in and to the Transferred Assets as defined in the Contribution Agreement (the "Assets"), subject to the obligations and liabilities described in the Contribution Agreement.

(c) UHS-Pendleton shall make an initial Capital Contribution to the Company with an aggregate value of $108,090,000.00, consisting of (i) $105,090,000.00 in cash and (ii) the pay-off of liabilities associated with Personal Property Leases (as defined in the Contribution Agreement) in the aggregate value of $3 Million, in accordance with Section 5.21 of the Contribution Agreement.

(d) On or before the Transfer Date, the Members shall take the following actions and/or ensure that the following events occur and such actions and events shall be conditions precedent to either Member's obligation to contribute its initial Capital Contribution.

(i) Each of PMMH, UHS-Pendleton, MHSF and the Company shall have executed and performed all of the terms, covenants, representations and warranties set forth in the Contribution Agreement, as well as the terms, covenants, representations and warranties set forth in this Agreement and the exhibits and schedules attached hereto.

(ii) On the Transfer Date, no action or proceeding shall be pending or threatened wherein an unfavorable judgment, decree or order would, in the reasonable opinion of legal counsel for either Member, prevent or make materially unfavorable the carrying out of this Agreement or would cause the transactions contemplated by this Agreement to be rescinded. In the event of the receipt of any communication from any department or agency of government or any other notice (a copy of which communication or notice shall be promptly delivered to the Company and each Member) prior to the closing with regard to the transactions contemplated by this Agreement, which communication or notice shall, in the reasonable opinion of legal counsel, threaten such an action or proceeding, either Member may terminate this Agreement by giving thirty (30) days advance written notice to the other Member. During such thirty (30) day period, UHS-Pendleton and PMMH shall meet and confer in good faith to attempt to resolve the issue which is the subject of the action or proceeding. In the event the parties are unable to do so, or fail to agree to extend the thirty (30) day period, either Member may terminate this Agreement by giving written notice to the other Member and all parties shall thereupon be released from any and all liability related to this Agreement.

(e) In the event that each of the conditions precedent set forth in Subsection (d) above shall not have been satisfied, the Members shall not be required to make

their respective initial Capital Contributions as provided for in Sections 3.1(b) and (c), and the Company shall be dissolved, pursuant to the provisions of Section 13.

3.2. Additional Members. Subject to the provisions of Section 7.5 and Section 12 the Company may from time to time elect to offer Interests to other Persons, as permitted by law. Any Member admitted to the Company after the execution of this Agreement shall make an initial Capital Contribution in an amount and at a time as determined by the Company in exchange for the issuance of its Interest. A new Member's initial Capital Contribution under this Section 3.2 shall, unless otherwise determined by the Company, equal the following amount:

(i) Percentage Interest of the new Member, multiplied by

(ii) the net fair market value of all the Company's assets (including any new Member's initial Capital Contribution), as of the effective date of admission.

3.3. Initial Capital Accounts. Immediately following (i) each Member's initial Capital Contribution as set forth in Section 3.1(b) and Section 3.1(c) above and (ii) the Special PMMH Distribution, the value of each Member's Capital Account shall be as set forth on Schedule B hereto.

3.4. Capital Contributions and Capital Loans. Members may make voluntary additional Capital Contributions of Funds to the Company (an "Additional Cash Contribution"). In the event a Member makes an Additional Cash Contribution, such Member's Capital Account and each Member's respective Percentage Interest shall be adjusted accordingly. The Company may borrow funds from any of the Members on reasonable terms and conditions approved by the Members at the time such loan or advance is obtained subject to Section 7.5 (any such loan, a "Capital Loan"). Any Capital Loan shall not increase or otherwise affect the Capital Accounts of any of the Members. Each Capital Loan shall accrue interest at a rate equal to the LIBOR plus 100 basis points and shall be repaid prior to any Distribution except for any Distribution made pursuant to Section 5.2 hereof.

3.5. No Withdrawals from Capital. No Member shall be entitled to withdraw funds from its Capital Account, except pursuant to a Distribution made in accordance with Section 5 or the Liquidation of the Company in accordance with Section 14, unless the Members unanimously consent thereto.

4. Representations and Warranties of UHS-Pendleton. UHS-Pendleton hereby represents and warrants to the Company and to PMMH, which representations and warranties shall be true and correct on the Effective Date, as follows:

4.1. Organization; Good Standing. UHS-Pendleton is a Delaware corporation, duly organized, validly existing and in good standing under the laws of Delaware with full company power and authority to carry on its businesses.

4.2. Authority; Validity; No Breach. UHS-Pendleton has the full right, power, legal capacity and authority, to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to

consummate the transactions contemplated hereby. All corporate and other actions required to be taken by UHS-Pendleton to authorize the execution, delivery and performance of this Agreement, all documents executed by it necessary to give effect to this Agreement, and all transactions contemplated hereby have been duly and properly taken or obtained or will be duly and properly taken or obtained by UHS-Pendleton prior to the Transfer Date. No other corporate or other action on the part of UHS-Pendleton is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. Any consent which has not been obtained by UHS-Pendleton would not have an adverse effect on the transactions contemplated hereby.

This Agreement is, and the documents to be delivered at closing will be, the lawful, valid and legally binding obligations of UHS-Pendleton in accordance with their respective terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice and/or the passage of time: (a) violate the Certificate of Formation or Bylaws of UHS-Pendleton, or any provision of law, statute, rule or regulation to which UHS-Pendleton the subject; or (b) violate or conflict with any judgment, order, writ or decree of any court applicable to UHS-Pendleton, which violation or conflict would have a material adverse effect on the transactions contemplated hereby.

4.3. <u>Consents and Approvals</u>. UHS-Pendleton has obtained each consent, approval, permit, waiver, authorization or other action of or by any court, governmental or nongovernmental person or entity, that is required in connection with the execution, delivery or performance of this Agreement by UHS-Pendleton.

5. <u>Distributions and Allocations</u>.

5.1. <u>Distributions</u>. Subject to Section 13 below, the Managing Member may make Distributions to the Members of cash or other property of the Company. No Distribution under this Section 5.1 shall be made, however, unless (a) there are no outstanding Capital Loans and (b) the cash or property to be distributed is determined by the Managing Member, in accordance with sound business practices, to be in excess of the Company business needs, including for this purpose any and all reasonable reserves for working capital or liabilities of the Company, such as the Company's repayment obligations with respect to any debt, leases or other reasonably foreseeable contingencies. Other than the PMMH Special Distribution and Distributions under Section 5.2 below, all Distributions shall be in proportion to the Members' respective Percentage Interest.

5.2. <u>Distribution for Taxes</u>. Notwithstanding anything to the contrary in this Section 5, the Company shall, at the option of each Member, to the extent that the Company has sufficient cash available for distributions under this Section 5.2, and subject to the limitations of 5.1(b) above, distribute to each Member annually in cash an amount equal to at least the product of (i) such Member's allocable share of Net Income of the Company as reported on the Company's federal tax return for the Fiscal Year multiplied by (ii) the federal income tax rate for corporations applicable to ordinary income and capital gain income and the proportions of such types of income earned by the Company for such fiscal year plus the state income tax rate for corporations applicable to such Member for such fiscal year. Amounts distributed to the

Members pursuant to this Section 5.2 shall be deemed to be advance distributions of amounts to be distributed pursuant to Section 5.1 hereof and shall be treated as if such amounts had been distributed pursuant to Section 5.1 hereof. The Members acknowledge and agree that the sole purpose of this Section 5.2 is to enable the Company to distribute sufficient cash to each Member to permit each Member to satisfy its federal and state income tax obligations, if any, arising from allocations to such Member of the Member's allocable share of the Company's taxable income.

5.3. Record Date for Distributions. Each Distribution to the Members pursuant to this Agreement shall be made to the Members who are holders of record of Interests as of the date such Distribution is approved.

5.4. Special Distribution to PMMH. The Company shall, immediately after the Closing of the Contribution Agreement and the consummation of PMMH's initial Capital Contribution to the Company in accordance with Section 3.1(b) hereto, make a single extraordinary distribution to PMMH (the "PMMH Special Distribution") in the amount of $105,090,000.00, less the amount, if any, owed by PMMH to the Company under Section 1.3(b) of the Contribution Agreement, and, plus the amount, if any, owed by the Company to PMMH under Section 1.3(b) of the Contribution Agreement. Notwithstanding any such offset from the PMMH Special Distribution, PMMH's Capital Account shall be reduced in accordance with Section 1.7 by an amount equal to $105,090,000.00 upon the PMMH Special Distribution.

5.5. Allocations of Profits and Losses. Except as otherwise provided in Sections 5.6, Profits and Losses shall be allocated among the Members according to their respective Percentage Interests.

5.6. Special Allocations. The following special allocations shall be made in the following order:

5.6.1. Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, notwithstanding any other provision of this Section 5, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Treasury Regulations. This Section 5.6.1 is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

5.6.2. Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, notwithstanding any other provision of this Section 5, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member

Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations. This Section 5.6.2 is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

5.6.3. Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.6.3 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5 have been tentatively made as if this Section 5.6.3 were not in the Agreement.

5.6.4. Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, each such Member shall be specially allocated items of Company income and gain (including gross income) in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.6.4 shall be made only if and to the extent that such Member would have a Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Section 5 have been made as if this Section 5.6.4 were not in the Agreement.

5.6.5. Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704(2)(i)(1).

5.6.6. Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Members in proportion to their Percentage Interests.

5.7. Curative Allocations. The allocations set forth in Sections 5.6.1, 5.6.2, 5.6.3, 5.6.4, 5.6.5 and 5.6.6 (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent

possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.6. Therefore, notwithstanding any other provision of this Section 5 (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement. In exercising its discretion under this Section 5.6, the Managing Member shall take into account future Regulatory Allocations under Section 5.6.1 and 5.6.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 5.6.5 and 5.6.6.

5.8. Book Value/Tax Basis Differentials. In accordance with Section 704(b) and 704(c) of the Code and the Treasury Regulations promulgated thereunder, income, gain, loss, deductions and credit with respect to (i) any property contributed to the capital of the Company, and (ii) any property revalued on the Company's books in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal tax purposes and its value on the books of the Company. The Managing Member shall make such allocations using the 'remedial allocation method,' as specified in Treasury Regulation Section 1.704-3(d).

5.9. Allocation in Respect of Interest Held for Partial Year. In the event of a change in the Members' Percentage Interests during any Fiscal Year, Profits and Losses, if any, for such Fiscal Year shall be divided equally among the months of such year, and each Member shall participate in the allocation for each month on the basis of its Percentage Interest as of the last day of that month. Notwithstanding the foregoing, the Company shall in all events utilize an accounting method for determining the allocable shares of the above items to which the Members are entitled that complies with Code Section 706(d) and the Treasury Regulations thereunder.

6. Reports, Books and Records.

6.1. Maintenance. The Company shall maintain complete and accurate books and records, as required by the Act, at its principal office or such other place or places as the Managing Member may from time to time determine. The Company shall adopt the same fiscal year as UHS-Pendleton uses in its business, or such other fiscal year as is required to be adopted by the Company for federal income tax purposes under Section 706 of the Code (a "Fiscal Year").

6.2. Financial Statements and Income Tax Returns. The Managing Member shall cause to be prepared and delivered to each Member, within one hundred twenty (120) days after the expiration of each Fiscal Year, a balance sheet and a profit and loss statement of the Company, a statement showing the Capital Accounts, the Distribution and the share in the Profit and Losses of each of the Members for such Fiscal Year, and copies of all of the tax informational returns filed by or on behalf of the Company, together with such additional tax

information with respect to the Company's operation as shall be necessary for the preparation by the Members of their federal or sate income tax return. Each of the Members shall be entitled to request such additional reports on the operations or financial condition of the Company as they reasonably believe is appropriate.

6.3. Inspections. Each Member of record shall have the right to examine, at any reasonable time or times for all purposes, the books and records of account, and the minutes and records of the Company, and to make copies thereof at such Member's expense. Such inspection may be made by any agent or attorney of the Member.

6.4. Tax Elections: Adjustment of Basis of Company. Upon the Transfer of any Interest in the Company in the manner provided in Section 743 of the Code or a Distribution of property made in the manner provided in Section 734 of the Code, in the reasonable discretion of the Managing Member, the Company may file an election under Section 754 of the Code to adjust the basis of the assets of the Company under the circumstances and in the manner provided in Sections 734 and 743 of the Code. In the event of such election, the Managing Member shall take any and all necessary steps to consummate such adjustment, including, without limitation, the filing of the election with the income tax return of the Company for the first Fiscal Year to which the election applies.

The Managing Member may (but need not), in its sole and absolute discretion, make any other elections under the Code or the Treasury Regulations, and the Managing Member shall be absolved from all liability for any and all consequences to any previously admitted or subsequently admitted Members resulting from the making or failing to make any tax election.

6.5. Tax Matters Member. The Managing Member is hereby designated as the "tax matters member" in accordance with Section 6231 of the Code, and, in connection therewith and in addition to all other powers given thereto, shall have all powers necessary and appropriate to perform such role and to expend Company funds for professional services and costs associated therewith.

7. Management of the Company.

7.1. Responsibilities and Authority of the Managing Member.

(a) The overall management and control of the Company and all of its affairs shall be conducted by the Managing Member, except as otherwise set forth herein. The Managing Member shall oversee the implementation of the decisions of the Members and the day-to-day management of the Company by the Chief Executive Officer. The Managing Member shall devote such attention and business capacity to the affairs of the Company as may be reasonably necessary to fully perform its duties as Managing Member.

(b) In connection with the management and control of the Company, the Managing Member shall perform the following services on behalf of the Company (collectively, the "Services"):

(i) preparation of annual capital and operating budgets reflecting the anticipated revenues and expenses and sources and uses of capital for the Hospital;

(ii) preparation of annual and monthly financial statements for the operations of the Company, audit of such year end financial statements and preparation of tax returns (the Company shall pay for all out-of-pocket costs and expenses, including professional fees, incurred in connection with the audit of the financial statements or tax returns of the Company);

(iii) ordering and purchasing of inventory and supplies and such other materials which are necessary for the operation of the Company;

(iv) development and implementation of systems and procedures required for operation of the Company, including (A) a billing system, (B) a collection system, (C) a disbursement system, (D) a payroll system, (E) an insurance claim system and (F) an information management system (all out-of-pocket software development costs and expenses associated with the development of systems and procedures pursuant to this Section 7.1(b)(iv) and the costs of any additional data processing systems used by the Company shall be borne by the Company);

(v) maintenance of the Company's books, accounts and records;

(vi) assistance in ensuring the Company's legal compliance and JCAHO accreditation;

(vii) marketing and public relations of the Hospital;

(viii) negotiation and administration of the Company's managed care and other contracts;

(ix) general maintenance and repair of the Hospital and the Company's equipment, furniture and furnishings;

(x) administration of the Company's employees and personnel;

(xi) administration of the Company's insurance policies (In lieu of procuring insurance, the Managing Member may make arrangements for the Company to self-insure itself under self-insurance programs available to affiliates of Universal Health Services, Inc. ("UHS") at rates and on terms which are comparable to or better than those prevailing in the Company's industry);

(xii) administration of legal actions and proceedings beneficial to the Company (the costs of all such legal actions or proceedings shall be borne by the Company);

(xiii) billing of patients and insurers,

(xiv) collection and administration of revenues generated by the Company and payments of the Company's operating expenses in accordance with the provisions of Section 7.2(b) hereto; and

(xv) consulting services in connection with (A) data processing, (B) cash management and investment of funds, (C) tax matters, (D) design and construction issues related to existing and proposed facilities and (E) preparation of Medicare, Medicaid and other cost reports and other third party reimbursement issues;

provided, however, that the Managing Member shall not be responsible for performing any of the Services in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which the Managing Member has no control for so long as such events continue, and for a reasonable period of time thereafter.

(c) As a fee for the Services provided by the Managing Member to the Company pursuant to Section 7.1(b) above, the Company shall pay to the Managing Member an amount equal to 3% of the net revenues of the Company each month accrued in accordance with generally accepted accounting principals (the "Management Fee"). The Management Fee shall be paid to the Managing Member by the tenth day of the following month for services rendered in the preceding month. The Managing Member may pass through or charge the Company, and the Company shall pay for, the cost of such additional services purchased by the Managing Member on behalf of the Company at commercially reasonable rates in accordance with this Section 7.1.

7.2. Deposit and Reimbursement of Company Funds.

(a) Company Account. The Managing Member shall deposit in a designated account in the name of and for the benefit of the Company or its applicable affiliate (the "Company Account") all receipts and monies arising from the operation of the Hospital.

(b) Cash Sweeps.

(i) At the end of each business day, the Managing Member shall be entitled to withdraw all of the cash from the Company Account for the purpose of utilizing such cash in accordance with Managing Member's (or its Affiliate's) cash management system (such daily withdrawal of the Company's cash hereinafter referred to as the "Cash Sweeps").

(ii) The Managing Member shall establish and maintain a memorandum account for the purpose of accounting for the Cash Sweeps (the "Sweeps Account"). The Sweeps Account shall be credited with the amounts of Cash Sweeps. The Sweeps Account shall be debited by an amount corresponding to the amount of Company fees, costs and expenses paid by Managing Member (or by an Affiliate of Managing Member) through its cash management system on behalf of the Company.

(iii) The Monthly Positive Balance (as hereinafter defined), if any, of the Sweeps Account shall be deemed the outstanding principal amount of a recourse loan by the Company to Managing Member. The Monthly Negative Balance (as hereinafter defined), if any,

of the Sweeps Account shall be deemed the outstanding principal amount of a recourse loan by Managing Member to the Company.

(iv) On the fifth day following the last day of each month, the Company shall compute its Monthly Negative Balance Interest Amount (as hereinafter defined) or Monthly Positive Balance Interest Amount (as hereinafter defined), as the case may be. On the sixth day of the month immediately following the month for which such amounts are computed, the Sweeps Account shall be debited by the amount of the Monthly Negative Balance Interest Amount, if any, or credited, as the case may be, by the amount of the Monthly Positive Balance Interest Amount, if any.

(v) At the end of each Fiscal Year, the Company shall compute its Cumulative Negative Interest Amount (as hereinafter defined) or Cumulative Positive Interest Amount (as hereinafter defined), as the case may be, to be used in connection with the determination of Profits or Losses for such Fiscal Year.

(vi) For purposes of clauses (i) through (v) of this Section 7.2, the following definitions shall apply:

a. **"Cumulative Negative Interest Amount"** means, for any Fiscal Year, the excess, if any, of (i) the sum of all Monthly Negative Balance Interest Amounts for each month within such Fiscal Year, over (ii) the sum of all Monthly Positive Balance Interest Amounts for each month within such Fiscal Year.

b. **"Cumulative Positive Interest Amount"** means, for any Fiscal Year, the excess, if any, of (i) the sum of all Monthly Positive Balance Interest Amounts for each month within such Fiscal Year, over (ii) the sum of all Monthly Negative Balance Interest Amounts for each month within such Fiscal Year.

c. **"Monthly Average Balance"** means, with respect to any month of the Fiscal Year, the quotient of (i) the sum of (A) the Sweeps Account balance on the first day of such month plus (B) the Sweeps Account Balance on the least day of such month, divided by (ii) two.

d. **"Monthly Negative Balance"** means, with respect to any month of any Fiscal Year, the amount, if any, by which the Monthly Average Balance is less than zero.

e. **"Monthly Negative Balance Interest Amount"** means, with respect to any month of any Fiscal Year, the amount of interest owed by the Company to Managing Member on account of the Monthly Negative Balance for such month computed as the product of (i) the Monthly Negative Balance for such month, multiplied by (ii) the one month LIBOR as of the first day of such month plus 100 basis points (iii) divided by 12.

f. **"Monthly Positive Balance"** means, with respect to any month of any Fiscal Year, the amount, if any, by which the Monthly Average Balance is greater than zero.

g. **"Monthly Positive Balance Interest Amount"** means, with respect to any month of any Fiscal Year, the amount of interest owed by the Managing Member to the Company on account of the Monthly Positive Balance for such month computed as the product of (i) the Monthly Positive Balance for such month, multiplied by (ii) the Certificate of Deposit Rate as of the first day of such month (iii) divided by 12.

(vii) Termination of Sweeps Account.

a. Notwithstanding anything to the contrary in this Section 7.2, if PMMH reasonably determines that the financial condition of UHS creates a material risk that the Managing Member will not be able to pay necessary Company fees, costs and expenses of the sort that it would typically pay in the course of fulfilling its duties under Section 7.1 or that the Managing Member will not be able to repay any positive balance in the Sweeps Account (i.e., any loan by the Company to the Managing Member created as a result of the operation of the foregoing provisions of this Section 7.2), then PMMH, may, by written notice to the Managing Member (the "Sweep Termination Notice"), which notice shall be effective immediately upon its delivery, terminate the "Deposit and Disbursement of Funds" arrangement as set forth in the foregoing provisions of this Section 7.2.

b. In such case all loan balances owed by the parties pursuant to the foregoing provisions of this Section 7.2 shall be immediately due and payable in full. Managing Member shall immediately be obligated to pay any loan balance owed by it to the Company pursuant to the foregoing provisions of this Section 7.2 and the Company shall immediately be obligated to pay any loan balance owed by it to Managing Member pursuant to the foregoing provisions of this Section 7.2. Funds previously deposited in the Sweeps Account shall be deposited in an account in the name of the Company.

c. Reasonable grounds for PMMH's delivery of a Sweep Termination Notice shall be the following: (i) UHS's default on any debt obligation in excess of $5,000,000, following any reasonable cure period for such debt obligation; (ii) UHS's failure to show earnings before interest, depreciation, amortization and taxes in any three (3) consecutive quarters; or (iii) a going concern qualification included in an audit report for UHS.

7.3. <u>Company Board of Managers</u>.

7.3.1. The board of managers of the Company (the "Company Board") shall consist of seven (7) Managers. Two (2) members of the Company Board shall be appointed by PMMH and five (5) members of the Company Board shall be appointed by UHS-Pendleton. A minimum of one (1) of the Managers appointed by UHS-Pendleton must be a resident of the local community serviced by the Hospital.

7.3.2. The Chairman shall be elected by majority vote of the Company Board.

7.3.3. The initial Managers shall be as set forth in Exhibit 7.2.3 attached hereto. The term of each of the initial Managers shall be from the inception of the Company until the first meeting of the Members, at which time their successors shall be elected and qualified by

PMMH and UHS-Pendleton, respectively. PMMH and UHS-Pendleton shall retain the discretion to replace any of their respective elected Managers during their term as Managers. After the first meeting of the Members, all Managers shall serve terms of one (1) year, or until their successors shall have been elected and qualified or until the earlier of their death, removal, resignation or disqualification. After the first meeting, each Member shall annually elect its class of Managers. Managers elected by a Member shall be deemed to have resigned from the Company Board on the day that the Member ceases to be a Member. There shall be no limitation on the number of terms a Manager may serve.

7.3.4. An annual meeting of the Company Board shall be held at the date, time and place determined by the Company Board. Special meetings of the Company Board may be called by the Chairman, the Company Board or any three (3) Managers, or the Managing Member by giving at least two (2) days written notice to the Managers of the date, time, place and purpose of the special meeting, except in the case of an emergency, which shall only require reasonably sufficient notice to allow the participation of any Manager desiring to participate in such meeting. Participation at any meeting may be by any means of communication pursuant to which all Managers participating may simultaneously hear each other. Neither the business to be transacted at, nor the purpose of, any meeting of the Managers (other than for special meetings) need be specified in the notice of the meeting.

7.3.5. Any Manager may waive notice of any meeting. Except as set forth in the following sentence, the waiver must be in writing, signed by the Manager entitled to the notice and filed with the minutes or other records of the Company. A Manager's attendance at or participation in a meeting shall constitute a waiver of notice of that meeting unless the Manager is attending for the sole purpose of objecting to the notice.

7.3.6. The presence at a meeting of Managers representing a majority of the total voting power of the Company's Board shall constitute a quorum for such meeting. If less than a quorum of the Managers is present at a meeting, the Managers present shall adjourn the meeting to a different time.

7.3.7. Except as otherwise provided in this Agreement, the Managers appointed by a particular Member shall, as a group, have voting rights equivalent to that Member's Percentage Interest. With the exception of the Major Decisions described in Section 7.5, the affirmative vote of a majority of the Percentage Interests represented at a meeting at which a quorum is present shall be required for an action of the Managers.

7.3.8. The Member which elected a Manager may remove such Manager with or without cause. A Manager may resign at any time by giving written notice to the Member which elected such Manager or to the Chairman. A resignation is effective when the notice is given unless the notice specifies a future date. The pending vacancy may be filled before the effective date, but the successor shall not take office until the effective date.

7.3.9. A vacancy created by removal, death, incapacity, resignation or an increase in the number of Managers or by any other reason may be filled only by election by the Member which elected such Manager or, in the case of an increase in the number of Managers,

by the Member entitled to elect the new Managers. The individual elected to fill a vacancy shall serve until the next annual appointment of Managers by the Members.

7.3.10. A Manager who is present at a meeting of the Managers at which any official action is taken shall be conclusively presumed to have assented to the action unless he announces his dissent at the meeting, or his dissent is entered in the minutes of the meeting, or he files his written dissent with the secretary of the meeting before the meeting is adjourned.

7.3.11. Any action required or permitted to be taken at a meeting of the Managers may be taken without a meeting if a written consent setting forth the action so taken is signed by each Manager and is filed with the minutes of proceedings of the Managers.

7.3.12. No Manager shall receive a salary from the Company solely on account of his service as a Manager, but this shall not preclude the Company from reimbursing Managers for expenses reasonably incurred in connection with their service or from paying Managers for other services rendered to the Company.

7.4. Authority of the Company Board. Subject to Section 7.5 below, the Company Board shall retain decision making power with regard to those matters enumerated in Section 8 hereto.

7.5. Reserve Powers. For so long as PMMH is a Member of the Company, the approval of a majority of the Managers appointed by PMMH and a majority of the Managers appointed by UHS-Pendleton shall be required for the following actions (the "Major Decisions"); provided that in no event shall the enforcement by the Company of any rights under the Contribution Agreement be subject to this Section 7.5 :

(a) Material amendments to this Agreement;

(b) Sale or transfer of more than ten percent (10%) of the assets of the Company;

(c) Any reorganization, merger with, acquisition of, or sale of a majority of the aggregate Interests in the Company to, a Person other than an affiliate of UHS-Pendleton;

(d) The entering into any joint venture with a Person to engage in any healthcare or related activity within the Company's Service Area;

(e) The changing of the Company's name;

(f) Addition of Members to the Company or sale of any Membership Interest;

(g) Incurrence of debt by the Company which results in debt as a Percentage of total capitalization in excess of fifty percent (50%);

(h) Distributions to the Members by the Company except in accordance with this Agreement;

(i) Any material discontinuance, transfer outside of the Service Area or to the Chalmette Medical Center, or any addition that might result in a material adverse effect to Company, of any significant medical services provided at the Hospital as of the Transfer Date; provided that PMMH's approval shall not be unreasonably withheld. For purposes of this Section 7.5(i), PMMH's reasonable determination shall take into account such factors as:

(i) Whether the continuation of a service would impose a significant financial burden on the Company;

(ii) Whether the services to be discontinued or transferred are available in the community, subject to considerations of cost, quality, and reasonable access by patients and physicians; and

(iii) Whether the discontinuance, addition, or transfer of services is in the financial and strategic interest of the Company;

(j) Any material change in the categories or levels of services to be provided by the hospital;

(k) A material change in the Hospital's number of licensed beds;

(l) Any action resulting in a material change in the status of the any material license, certification or accreditation required by the Company for the operation of the Hospital;

(m) Actions that are inconsistent with the medical staff credentialing and continuing education requirements of the Hospital;

(n) Any material amendment to the bylaws, rules or regulations governing the Hospital's medical staff;

(o) Any Additional Cash Contributions of funds to the Company; and;

(p) Dissolution of the Company

8. Hospital Advisory Board. The Company shall establish a board of advisors. Such board (the "Advisory Board") shall consist of twelve (12) advisors (the "Advisors"), six of whom shall be appointed by PMMH (of which two such Advisors shall be members in good standing of the active PMMH medical staff) and the other six of whom shall be appointed by UHS-Pendleton (of which two such Advisors shall be members in good standing of the active PMMH medical staff); provided that no more than four (4) Advisors shall be employed by or affiliated with PMMH and no more than four (4) Advisors shall be employed by or affiliated with UHS-Pendleton. In the event that the Company establishes an Advisory Board, no less than four (4) Advisors shall be members of the community who are not employed by or affiliated with

UHS-Pendleton or PMMH. The Advisory Board shall make recommendations to the Company Board with respect to the following matters (the "Advisory Matters"):

(a) Medical staff appointments and reappointments and clinical privileges, in accordance with the medical staff bylaws.

(b) The establishment and maintenance of standards for the quality of services provided by the Hospital and policies implementing such standards and providing for their uniform application to all patients; provided however, that all standards requiring capital expenditures shall be subject to approval by the Managing Member.

(c) Advising the Chief Executive Officer regarding:

(i) the short-range and long-range plans and goals for the Hospital, including a three year capital budget; and

(ii) the Hospital's plan for improving its performance and assuring that necessary processes and structures are in place and that the planning and improvement process is collaborative.

(d) The encouragement of programs for continuing education for Medical Staff and employees.

(e) The appointment of a Chief Executive Officer.

(f) The establishment of requirements for the periodic review by the medical staff of the medical staff bylaws, rules, regulations and policies governing the medical staff.

(g) The approval of any changes to the medical staff bylaws, rules and regulations.

(h) The development of a quality assurance program, including a mechanism for review and monitoring of the quality of patient care services provided by employees and the Hospital on an ongoing basis and the identification and resolution of problems and identification of opportunities for improvement in patient care.

(i) The establishment of a process for the assurance of the competency of those individuals responsible for the assessment, treatment or care of patients in (i) the ability to obtain and interpret information regarding patient needs, (ii) knowledge of human growth and development and (iii) an understanding of the range of treatment needed by patients.

(j) The establishment of requirements for the review of policies and procedures to assure that the development and maintenance of such policies and procedures is the result of inter-departmental collaboration.

(k) The approval of directors of services of the medical staff in accordance with the medical staff bylaws

(l) The periodic review and proposal of amendments to the Bylaws of the Company.

(m) The adoption of rules and regulations as may be necessary to further the purposes of the Company's Bylaws.

(n) The evaluation of the performance of the Hospital's management, including its Chief Executive Officer, through the completion of questionnaires provided by the Managing Member.

(o) Assurance that the Hospital obtains and maintains (i) accreditation by the applicable accrediting bodies, including the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) and (ii) eligibility for participation in the Medicare, Medicaid, or other payment programs selected by the Hospital, and compliance with applicable municipal, county, state and federal laws.

(p) Advising the Company Board regarding Hospital matters.

In the event that an Advisory Matter involves a Major Decision, the Company Board shall evaluate the recommendations (if any) made by the Advisory Board prior to taking any action with respect to such matter.

9. Chief Executive Officer. The Chief Executive Officer shall be appointed by, and shall serve at the pleasure of the Company Board. The Chief Executive Officer shall be responsible for managing, supervising and administering the day-to-day operations of the Company.

10. Confidential and Proprietary Information.

10.1. Confidential Information. Each Member recognizes that due to the nature of this Agreement, it will have access to information of a proprietary nature owned by the Company, another Member and/or affiliates of another Member, including but not limited to, documents and programs (whether or not completed or in use), operating manuals or similar materials that constitute nonmedical systems, policies and procedures, and methods of doing business, administrative, advertising or marketing techniques, financial affairs, and other proprietary information (collectively, the "Confidential Information"). Consequently, each Member acknowledges and agrees that the Company, the other Member(s) and the affiliates of the other Member(s) respectively, have a proprietary interest in such Confidential Information and that all such information constitutes confidential and proprietary information and/or trade secret property of the respective party or parties. Each Member hereby expressly and knowingly waives any and all right, title and interest in and to any other parties' Confidential Information and agrees to return all copies of Confidential Information to the provider(s) of such information at the Member's sole expense upon the termination of this Agreement; provided, however, that any Confidential Information developed and owned by the Company shall continue to be

available for use by the Members and their affiliates following the expiration or termination of this Agreement. Notwithstanding the foregoing, any Confidential Information used by the Members after the expiration or termination of this Agreement shall remain confidential and proprietary and shall not be shown or disclosed to Persons other than the Members affiliates without the prior written consent of the party or parties furnishing the Confidential Information or except: (1) as required in governmental filings or judicial, administrative or arbitration proceedings, or (2) as otherwise required by law (including but not limited to in response to a subpoena from a court or authorized governmental agency) (hereinafter the "Confidentiality Exception"). All provider cost and rate information and other comparable data deemed by a party to be proprietary shall only be furnished to the other party or parties and their representatives (or, if deemed by counsel to be appropriate in connection with compliance with applicable antitrust or similar laws, to a neutral party), who shall not release it to any other Person without the consent of such party or parties providing such data or unless a Confidentiality Exception applies.

Each Member further acknowledges and agrees that the Company, other Member(s), and other Member(s) affiliates, respectively, are entitled to prevent their respective competitors from obtaining and utilizing the Confidential Information. Therefore, each Member agrees to hold the Confidential Information in strictest confidence and to not disclose such information or allow such information to be disclosed, directly or indirectly, during and after the effectiveness of this Agreement to any Person or entity other than those Persons or entities who are legal and financial advisors or employees of or are otherwise affiliated with the Company, a Member or an affiliate of a Member, or the Company's affiliates (collectively, the "Company Representatives") on a need to know basis, without the prior written consent of the party or parties furnishing Confidential Information unless a Confidentiality Exception applies. Further, each Member shall require the Company Representatives that receive the Confidential Information to abide by the terms of this Section 10.1. Neither the Company, a Member nor any of the Company Representatives shall use Confidential Information other than in connection with the business of the Company or a Member's performance of its obligations under this Agreement until expiration or earlier termination of this Agreement. In addition, after the expiration or earlier termination of this Agreement, no Member shall disclose to anyone any Confidential Information obtained by the Member from the Company, a Member or an affiliate of a Member, other than upon the prior written consent of the party or parties providing the Confidential Information, unless a Confidentiality Exception applies.

10.2. The restrictions set forth in Section 10.1 above shall not apply to any information which becomes publicly known through no fault of the Members and their affiliates which received or were given access to such information by the other party or parties.

11. Rights and Duties of the Members.

11.1. Indemnification.

11.1.1. Actions by Third Persons. To the extent and in the manner permitted by the laws of the State of Delaware, the Company shall indemnify, defend and hold harmless any Person who was or is a party or is threatened to be made a party to any threatened,

pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by, or in the right of the Company, by reason of the fact that such Person is or was a Manager, Advisor, officer, employee or agent of the Company, or is or was a Member (including the Managing Member in its role as Tax Matters Member), or an officer, director, Advisor, employee or agent of such Member, or is or was serving at the request of the Company as a director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against expenses (including but not limited to attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such Person in connection with such action, suit or proceeding (i) if such Person acted in good faith and in a manner such Person reasonably believed to be in, or not opposed to, the best interests of the Company, (ii) if the acts or omissions forming the basis for such allegation were appropriately authorized by the Company, and (iii) if, with respect to any criminal action or proceeding, such Person had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of noncontenders or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which such Person reasonably believed to be in or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that conduct was unlawful. Indemnification shall not be permitted if a Member has been adjudged liable for personal benefits improperly received, willful misconduct, recklessness, or gross negligence with respect to the business of the Company.

11.1.2. Determination. Any indemnification under the provisions of Section 11.1.1 of this Agreement, unless ordered by a court, shall be made available to the Manager, Member, officer, Advisor, employee or agent only as authorized in the specific case following a specific determination that indemnification of the Manager, Member, officer, Advisor, employee or agent is proper under the circumstances because such person has met the applicable standard of conduct set forth in Section 11.1.1 of this Agreement. Such determination shall be made:

(a) by the Members by the vote of a majority in Percentage Interest consisting of Members who were not parties to such action, suit or proceeding; or

(b) if the disinterested Members so direct, by independent legal counsel in a written opinion.

11.1.3. Expense Advances. Expenses incurred by a Manager, officer or Member entitled to indemnification pursuant to Section 11.1.1 above in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding, determined on a case-by-case basis, if the action, suit or proceeding arises from the performance by Manager, officer or Member of Company duties; and upon receipt of an undertaking by or on behalf of such Manager, officer or Member to repay such amount if it shall be determined that such officer or Member is not entitled to be indemnified by the Company as authorized by the provisions of this Section 11. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Members deem appropriate.

11.1.4. Insurance. The Company may, to the full extent permitted by the laws of the State of Delaware, but only to such extent as may be determined by the Members, purchase and maintain insurance on behalf of any Person who is or was a Manager, officer, Advisor, employee or agent of the Company, or is or was a Member or an officer, director, employee or agent of such Member, or is or was serving at the request of the Company as a partner, member, officer, employee or agent of another limited liability company, corporation., partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such Person in any such capacity or arising out of such Person's status as such, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Section 11.

11.1.5. Continuation of Indemnification. The indemnification and advancement of expenses provided by or granted pursuant to this Section 11 shall continue as to a Person who has ceased to be a Manager, Advisor, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

11.2. Company Assets. The credit and losses of the Company shall be used solely for the benefit of the Company and shall not otherwise be used to further the personal gain of any of the Members. Title to and ownership of all of the assets of the Company shall at all times be vested in and stand in the name of the Company. The Managing Member shall execute, file and record such documents, which may become necessary to reflect the Company's ownership of such property in such public offices as may be required.

11.3. Charitable Care. the Company will provide charity and indigent care at a level that is equivalent to the level of such charity and indigent care that was previously provided by PMMH through the Hospital. The Company will also continue to maintain a chapel on site within the Hospital and appoint a Methodist Minister, approved by PMMH, as head of the chaplaincy staff.

12. Transfer of Membership Interests.

12.1. Restrictions on Transfer.

12.1.1. Restrictions on Transfers by UHS-Pendleton and PMMH. Except as provided in Section 12.1.2 below, neither UHS-Pendleton nor PMMH may Transfer their respective Interests in the Company unless the Member desiring to Transfer its Interest under this Section 12.1 obtains the prior written approval of the nontransferring Member, which approval shall not be unreasonably withheld. Notwithstanding anything to the contrary in this Section 12.1, in no event shall PMMH be entitled to transfer less than 100% of its Interest in the Company to any party.

12.1.2. PMMH's Right to Assign. Notwithstanding anything to the contrary contained herein, PMMH shall have the right to assign 100% (but not less than 100%) of its Interest in the Company to Health System Network, MHSFI, or any wholly owned subsidiary of MHSFI.

12.1.3. Limitations on Rights of Assignees. Transfers of interests in the Company under this Section 12.1 shall be, and any Person(s) acquiring a Transferred Interest (an "Assignee") shall acquire such Transferred Interest in the Company, subject to all of the terms and conditions of this Agreement. No Transfer of an Interest in the Company, including any transfer pursuant Section 12.1.2 above, shall relieve the transferring Member of its duties and obligations to the Company unless the Managing Member agrees in writing to release the transferring Member. An Assignee shall not be admitted as a Member (a "Substitute Member") unless all the requirements of Section 12.3 of this Agreement are satisfied. Absent admission as a Substitute Member, Assignees shall have no rights in the management of the Company and shall be permitted to receive only the share of the Company's income, gain, deductions, credits and losses to which the transferring Member was previously entitled.

12.2. New Members. New Members may be admitted to the Company upon satisfaction of the requirements of Sections 3.2 and 12.3 of this Agreement and subject to the provisions of Section 7.5. As new Members are admitted, any adjustment in the Percentage Interests of existing Members shall be made as mutually agreed.

12.3. Substitution of Assignees and Admission of New Members. Subject to Section 12.1 hereof relating to Transfers of Interests and Section 12.2 hereof relating to the admission of new Members, an Assignee may become a Substitute Member with all the rights and liabilities of any Member under this Agreement, and new Members may be admitted to the Company, if and only if (i) the Assignee or new Member executes and agrees to be bound by this Agreement in the place of the transferring Member or as a new Member, as applicable; (ii) in the event such Assignee is a corporation, partnership (general or limited), trust or limited liability company, such Assignee or new Member provides the Managing Member with evidence satisfactory to counsel for the Company of such Assignee's or new Member's authority to become a Member under the terms and conditions of this Agreement; (iii) the assignment or admission instruments, documents or statements, if any, are prepared, executed, acknowledged, filed, published and delivered as required by the Act or otherwise; (iv) the Assignee or new Member pays or obligates itself to pay any and all reasonable costs and expenses, including attorneys' fees, incurred by the Company in connection with such substitution or admission and (v) the Members and the Company Board approve the admission of the new Member, or the Assignee as a Substitute Member, under Section 7.5(f) of this Agreement, which approval shall not be unreasonably withheld. The admission of such Assignee or new Member shall not cause a dissolution of the Company. In addition, this Agreement and Exhibit 1.30 hereto shall be amended to reflect the admission of new Members and the reallocation of the existing Members' respective Percentage Interests in the Company without the necessity of any existing Members signature.

12.4. Effective Date of Assignment or Admission. For the purpose of allocating Company income, gains, deductions, credits and losses, an Assignee or new Member shall be treated as a Member on such date as consent of the nontransferring Members to such Transfer, as required under this Section 12, is obtained.

12.5. UHS-Pendleton's Call Option.

(a) UHS-Pendleton shall have the right (the "Fixed Call Option"), at any time within 180 days of each of the third, fifth, tenth and fifteenth anniversaries of the Transfer Date, to purchase the entire Interest of PMMH by paying to PMMH an amount equal to the 120% of the greater of either (i) $12,000,000 or (ii) the Exercise Date Fair Market Value of PMMH's Interest (as defined below) as determined on the date that UHS-Pendleton exercises its Fixed Call Option pursuant to this Section 12.5. For purposes hereof, Exercise Date Fair Market Value of PMMH's Interest at any time after the Transfer Date shall equal the Company's annualized net revenue for the twelve month period ending on the date of determination multiplied by PMMH's Percentage Interest.

(b) If the Managing Member determines at any time that PMMH is exercising its rights under this Agreement or the Contribution Agreement in commercially unreasonable manner, or in a manner that prevents the Managing Member from operating the Hospital in accordance with sound business practices or the general operating principals of UHS (an "Operations Impairment"), then UHS shall give PMMH written notice of such Operations Impairment, specifying in reasonable detail aspects of PMMH's conduct which the Managing Member deems to be commercially unreasonable or which prevent the Managing Member from operating the Hospital in accordance with sound business practices or the general operating principals of UHS (an "Impairment Notice"). Upon receipt of an Impairment Notice, the Managing Member and PMMH shall negotiate in good faith for a period of sixty (60) days to determine a commercially reasonable cure for such Operations Impairment. If, after the expiration of such sixty (60) day period, the Managing Member and PMMH cannot agree on a commercially reasonable cure for such Operations Impairment, then the Managing Member shall have the right (the "Impairment Call Option") to purchase PMMH's entire Interest for an amount equal to 120% of the greater of either (i) $12,000,000 or (ii) the Exercise Date Fair Market Value of PMMH's Interest on the date that the Managing Member exercises its Impairment Call Option pursuant to this Section 12.5(b).

12.6. <u>PMMH's Put Option</u>.

(a) PMMH shall have the right (the "Fixed Put Option"), at any time within 180 days of each of the third, fifth, tenth and fifteenth anniversaries of the Transfer Date, to require UHS-Pendleton to purchase its entire Interest for an amount equal to the greater of either (i) $12,000,000 or (ii) the Exercise Date Fair Market Value of PMMH's Interest on the date that PMMH exercises its Fixed Put Option pursuant to this Section 12.6(a).

(b) If PMMH determines at any time that the Managing Member is not operating the Hospital in manner that is consistent with the mission and purpose of PMMH, as specified in PMMH's certificate of incorporation, bylaws or other governing documents (a "Mission Deficiency"), then PMMH shall give the Managing Member written notice of such Mission Deficiency, specifying in reasonable detail the aspects of PMMH's mission and purpose that are not being adhered to and the specific actions or omissions of the Company that are the cause of such Mission Deficiency (a "Deficiency Notice"). Upon receipt of a Deficiency Notice, the Managing Member and PMMH shall negotiate in good faith for a period of sixty (60) days to determine a commercially reasonable cure for such Mission Deficiency. If, after the expiration of such sixty (60) day period, the Managing Member and PMMH cannot agree on a

commercially reasonable cure for such Mission Deficiency, then PMMH shall have the right (the "Mission Put Option") to require UHS-Pendleton to purchase its entire Interest for an amount equal to the greater of either (i) $12,000,000 or (ii) the Exercise Date Fair Market Value of PMMH's Interest on the date that PMMH exercises its Mission Put Option pursuant to this Section 12.6(b).

12.7. Effects of Put/Call Options. In the event that the Managing Member exercises either its Fixed Call Option or its Impairment Call Option in accordance with Section 12.5 above, or in the event that PMMH exercises either its Fixed Put Option or Deficiency Put Option in accordance with Section 12.6 above, PMMH's Interest shall immediately terminate and PMMH shall no longer be deemed to be a Member of the Company or have any other interest in the Company or rights under this Agreement, except for the right to receive payment for its Interest in accordance with Section 12.5 or 12.6, as the case may be. Accordingly, PMMH shall have no further right to vote on, or consent to, any matter, whether pursuant to Section 7.5 hereof or otherwise, and shall have no right to any distribution hereunder. The Capital Account of PMMH shall be reduced to zero and the amount of such reduction shall be allocated to the other Members, including the Managing Member.

13. Dissolution. Liquidation and Termination of the Company.

13.1. Events of Dissolution or Liquidation. The Company shall be dissolved upon the happening of any of the following events: (a) the written determination of the Company Board, (b) the unanimous written determination of the Members, (c) bankruptcy of the Company, or (d) the entry of a decree of judicial dissolution under the Act.

13.2. Liquidating Trust as Continuation of Business. Upon the dissolution of the Company, the Managing Member shall act as the "Liquidating Trustee" of the Company. During the period of the dissolution, liquidation and termination of the Company pursuant to the provisions of this Section 13, the business of the Company may be continued by the Liquidating Trustee to the extent necessary to allow an orderly winding up of the Company's affairs, including without limitation, the liquidation of the Company pursuant to the provisions of Section 13.3 below.

13.3. Liquidation of Company. Upon the dissolution of the Company pursuant to the provisions of Section 13.1 and within a reasonable time thereafter, the Liquidating Trustee shall wind up the Company's business and affairs in the following manner.

13.3.1. The Liquidating Trustee shall obtain and furnish an accounting with respect to (i) all Company accounts and the Capital Accounts of each Member (ii) the Company's assets and liabilities and (iii) the Company's operation from the date of the last financial statements of the Company to the date of its liquidation.

13.3.2. To the extent the Liquidating Trustee deems appropriate, all material, equipment, and real and personal property of the Company of any kind or nature may be sold.

13.3.3. The Liquidating Trustee shall pay the expenses of liquidation and the debts of the Company from the Company's assets, including debts owing to the Members in the order of priority provided by law.

13.3.4. The Liquidating Trustee shall ascertain the fair market value by appraisal or other reasonable means of all assets of the Company not sold and intended to be distributed to the Members in connection with the liquidation, and each Member's Capital Account shall be charged or credited, as the case may be, as if such properly had been sold at such fair market value and the gain or loss realized thereby had been allocated to and among the Members.

13.3.5. Remaining proceeds shall be paid to the Members who have net positive balances in their Capital Accounts, as determined after taking into account all Capital Account adjustments for the Company's Fiscal Year, until all such balances have been reduced to zero or, in the event proceeds are insufficient, pro rata on account thereof.

13.3.6. In the event any proceeds remain after distributions pursuant to Sections 13.3.3 through 13.3.5 above, such proceeds shall be distributed to the Members according to their respective Percentage Interests.

14. Miscellaneous.

14.1. Notices. Any and all notices or demands in connection with this Agreement shall be in writing and served either personally, by certified mail, return receipt requested, or by Federal Express or other reputable overnight courier, at the respective addresses set forth opposite the signatures of the Members, or to such other addresses as any of them shall from time to time designate. If served personally, service shall be conclusively deemed made at the time of such service. If served by certified mail, service shall be conclusively deemed made on the fourth business day after the deposit thereof in the United States mail, postage prepaid, addressed pursuant to the provisions of this Section 14.1. If served by Federal Express or other overnight reputable courier, service shall be conclusively deemed made on the day after transmittal thereof.

14.2. Attorneys' Fees. Should any party retain counsel to enforce any of the provisions herein or protect its interest in any matter arising under this Agreement, or to recover damages by reason of any alleged breach of any provision of this Agreement, the losing party in any action pursued in a court of competent jurisdiction (the formality of which is not legally contested) shall pay to the prevailing party all costs, damages, and expenses incurred by the prevailing party, including, without limitation, attorneys' fees and costs incurred in connection therewith.

14.3. Interpretation. No provision of this Agreement is to be interpreted for or against any party because that party or that party's legal representative drafted such provision.

14.4. Waiver. No breach of any provision of this Agreement may be, waived except in writing. Waiver of any one breach of any provision of this Agreement shall not be deemed to be a waiver of any other breach of the same or any other provision of this Agreement.

14.5. Severability. In the event that any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision contained in this Agreement so long as severance of the invalid provision does not materially alter the rights and obligation of the parties. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

14.6. Additional Documents. In addition to the documents and instruments to be delivered as provided in this Agreement, each of the parties shall, from time to time at the request of the other parties, execute and deliver to the other parties or the Company such other documents and shall take such other action as may be reasonably required to carry out more effectively the terms of this Agreement.

14.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

14.8. Headings. Paragraph titles or caption contained in this Agreement are inserted as a matter of convenience and for reference purposes only, and in no way define, limit, interpret, extend or describe the scope of this Agreement or any provision of this Agreement

14.9. Survival of Obligations. All indemnities, and continuing agreements and covenants contained or referred to in this Agreement shall survive the execution and delivery of this Agreement and it shall not be a condition precedent to any indemnity set forth herein that the indemnified party shall have made any payment on account of any claim, loss, damage, obligation, liability, deficiency, penalty, cost or expense indemnified against herein.

14.10. Amendment. The Members acknowledge that the exhibits to this Agreement will be finalized subsequent to the execution of this Agreement. Subject to the provisions of Section 7.5, this Agreement may be amended by the Company Board.

14.11. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective representatives, successors and permitted assigns.

14.12. Third Party Beneficiaries. Nothing in this Agreement shall be for the benefit of anyone not a party to this Agreement

14.13. Incorporation. All exhibits attached to this Agreement are incorporated herein by this reference.

14.14. Execution in Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original instrument, but all of which shall constitute one and the same agreement.

14.15. Entire Agreement. This Agreement, including any exhibits, supersedes all previous written or oral agreements between the parties hereto with respect to the subject mater hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

UHS-PENDLETON:

UHS-PENDLETON, INC.

c/o Universal Health Service
367 South Gulph Road
P.O. Box 61558
King of Prussia, PA 19046-0958
Attn: President

By: ______________________
Name: Richard C. Wright
Title: VICE PRESIDENT

PMMH:

PENDLETON MEMORIAL METHODIST HOSPITAL

c/o Methodist Health System Foundation, Inc.
555 Bullard Avenue, Suite 110
New Orleans, LA 70128
Attn: Fredrick C. Young, President

By: ______________________
Name: Frederick C. Young, Jr.
Title: President

EXHIBIT 1.30

Percentage Interests of Members

UHS-PENDLETON, INC.	Ninety percent (90%) interest
PENDLETON MEMORIAL METHODIST HOSPITAL	Ten percent (10%) interest

EXHIBIT 1.36

Service Area

15 mile radius from the Hospital

EXHIBIT 7.2.3

Initial Company Board

SCHEDULE A

MEMBERS

Name	% Interest
Pendleton Memorial Methodist Hospital	10%
UHS-Pendleton, Inc.	90%

SCHEDULE B

INITIAL CAPITAL ACCOUNT

Name	Initial Capital Account[1]
Pendleton Memorial Methodist Hospital	$12,010,000
UHS-Pendleton, Inc.	$108,090,000

[1] Amount reflects Members' Capital Accounts immediately after (i) transfer of each Member's initial Capital Contribution in accordance with Section 3.1(b) and 3.1(c) and (ii) the PMMH Special Distribution.